UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 7, 2005

OUTBACK STEAKHOUSE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-15935	59-3061413
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (813) 282-1225

 Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ ❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ ❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ ❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ ❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (b) and (c)	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 7, 2005, Chris T. Sullivan, resigned as Chief Executive Officer of Outback Steakhouse, Inc. (“the Company”), and Robert D. Basham resigned as Chief Operating Officer of the Company, effective immediately. The Board of Directors elected A. William Allen III, formerly President of West Coast Concepts for the Company, as Chief Executive Officer. The Board elected Paul E. Avery, formerly the Company’s President, as Chief Operating Officer. Mr. Sullivan will remain as Chairman of the Board and Mr. Basham will become Vice-Chairman.

Mr. Allen, 45, has been in the restaurant industry for 26 years and has been associated with the Company since 1999 as the President of Fleming’s Prime Steakhouse and Wine Bar, which he co-founded. In 2002, he took on the additional responsibility of overseeing the operation of the Company’s Roy’s restaurants. In 2004, he was promoted to the President of West Coast Concepts and has been involved with the development of the Company’s latest joint venture, Paul Lee’s Chinese Kitchen.

As disclosed in the September 10, 2004 Form 8-K filing, the Company acquired an additional 39% ownership interest in the Outback/Fleming’s, LLC, the joint venture that operates Fleming’s Prime Steakhouse and Wine Bars, from its partners, FPSH Limited Partnership and AWA III Steakhouses, Inc., for $39,000,000, effective September 1, 2004. Mr. Allen is the majority owner and president of AWA III Steakhouses, Inc., which sold the Company a 9.75% interest in the LLC. Mr. Allen continues to own a 2.5% interest in the LLC through AWA III Steakhouses, Inc.

Mr. Avery, 45, has been in the restaurant industry for over 20 years and has been with the Company since 1989 when he started as the Managing Partner of one of the Company’s first Outback Steakhouse restaurants. He became Director of Operations in 1990, Senior Vice President of Operations in 1993, and President of the Outback Steakhouse concept in 1997. He was promoted to Company President in 2004 when he took on the additional responsibility of overseeing the operations of three of the Company’s other mid-scale casual dining concepts.

During 2001 and 2002, Mr. Avery invested in 10 limited partnerships, each of which owns and operates a Carrabba’s restaurant as a franchisee of Carrabba’s and in which Carrabba’s owns a 45% interest as a general partner. In 2004, Mr. Avery received distributions from these Carrabba’s partnerships in the aggregate amount of $41,615. In 2003, Mr. Avery invested (i) $81,395 in two limited partnerships, each of which owns and operates one Bonefish Grill restaurant as a franchisee of Bonefish Grill, Inc. (“Bonefish”), a subsidiary of the Company, and in which Bonefish owns a 45% interest as general partner; (ii) $109,000 in eleven limited partnerships, each of which owns and operates a Bonefish Grill restaurant and of which Bonefish or Bonefish Grill of Florida, LLC is the sole general partner and majority owner; and (iii) $40,000 in one unaffiliated limited partnership which owns and operates one Bonefish Grill restaurant as a franchisee of Bonefish. In 2002, Mr. Avery invested (i) $81,395 in two limited partnerships, each of which owns and operates one Bonefish Grill restaurant as a franchisee of Bonefish and in which Bonefish owns a 45% interest as general partner; and (ii) $87,500 in an unaffiliated limited partnership which owns and operates one Bonefish Grill restaurant as a franchisee of Bonefish. In 2004, Mr. Avery received distributions from these Bonefish partnerships in the aggregate amount of $85,313.95.

As of the date of this filing, the Company has not finalized an employment agreement with Mr. Allen. It is anticipated Mr. Allen’s employment agreement will contain the following provisions. Mr. Allen’s employment agreement will have a 10 year term. Mr. Allen’s base salary is $750,000 per year, plus certain other incentives and benefits, including a one time signing bonus of $2 MM in consideration of his employment, which is to be paid on May 1, 2005. Mr. Allen is also eligible to receive an annual bonus based on the Company meeting its objective and subjective operational goals. If the operational goals for the year are met, Mr. Allen is entitled to earn a bonus of up to $1 MM for that calendar year. Mr. Allen will receive 450,000 shares of restricted stock subject to the following time and performance vesting schedule: (i) 135,000 shares will vest as of December 31, 2009, and an additional 45,000 shares will vest if the market capitalization of the Company exceeds an established target as of December 31, 2009; (ii) 135,000 shares as of December 31, 2011, and an additional 45,000 shares will vest if the market capitalization of the Company exceeds an established target as of December 31, 2011; and (iii) the balance of the shares as of December 31, 2014. Vesting on each vesting date is contingent on Mr. Allen being employed as Chief Executive Officer of the Company on the respective vesting dates.

The Company and Mr. Avery intend to enter into an employment agreement on terms substantially similar to Mr. Avery’s existing employment agreement, as filed as Exhibit 10.19 to the Company’s 2003 Form 10-K and more fully described in the Company’s 2004 Proxy Statement. Mr. Avery’s base salary is approximately $600,000 per year, plus certain other incentives and benefits. Mr. Avery is also eligible to receive quarterly bonuses based on the Company meeting its objective and subjective operational goals. If the operational goals for a specific quarter are met, Mr. Avery is entitled to earn a bonus of up to $400,000 for that calendar quarter and a year end bonus of up to 25% of each quarterly bonus.

This Form 8-K will be amended when additional employment agreement information is available.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits
Exhibit No.

99.1	Management Transition Press Release dated March 8, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OUTBACK STEAKHOUSE, INC.
(Registrant)

Date: March 11, 2005	By:	/s/ Joseph J. Kadow
Joseph J. Kadow
Senior Vice President, Secretary and
General Counsel